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                                                                     EXHIBIT 4.2

                            VIRAGE LOGIC CORPORATION
                RESTATED AND AMENDED INVESTORS' RIGHTS AGREEMENT

        This Restated and Amended Investors' Rights Agreement (this "AGREEMENT") is made and entered into as of December 3, 1999 by and among Virage Logic Corporation, a California corporation (the "COMPANY"), the persons and entities listed on Exhibit A attached hereto (the "INVESTORS") and the persons listed on Exhibit B attached hereto (the "SHAREHOLDERS").

                                    RECITALS

        A. Certain of the Investors (the "PRIOR INVESTORS") are holders of outstanding shares of the Company's Series B Preferred Stock ("SERIES B STOCK") issued by the Company to such Prior Investors pursuant to a Series B Preferred Stock Purchase Agreement by and among the Company and the Prior Investors dated July 7, 1998, as amended from time to time (the "SERIES B AGREEMENT"), and have also been granted certain information and registration rights and rights of first refusal under an Investors' Rights Agreement by and among the Company and the Series B Investors dated July 7, 1998 (the "PRIOR RIGHTS AGREEMENT").

        B. Certain investors (the "SERIES C INVESTORS") have agreed to purchase shares of the Company's Series C Preferred Stock ("SERIES C STOCK") pursuant to a certain Series C Preferred Stock Purchase Agreement by and among the Company and such Series C Investors dated of even date herewith, as amended from time to time (the "SERIES C AGREEMENT"). The Series C Agreement provides that as a condition to the Series C Investors' purchase of Series C Stock thereunder, the Company will enter into this Agreement and the Series C Investors will be granted the rights set forth herein.

        C. The Company and the undersigned parties hereto desire to enter into this Agreement in order to amend, restate and replace the Prior Investors' rights and obligations under the Prior Rights Agreement with the rights and obligations set forth in this Agreement. Section 4.2 of the Prior Rights Agreement provides that the Prior Rights Agreement may be amended by the written consent of the holders of a majority of the "Investors' Shares" (as defined in Section 4.2 of the Prior Rights Agreement) and the undersigned parties to this Agreement hold a majority of the Investors' Shares, as defined in the Prior Rights Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

        1. INFORMATION RIGHTS.

               1.1 Financial Information. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as any Investor holds at least 300,000 shares of Series B Stock issued under the Series B Agreement and/or 300,000 shares of Series C Stock issued under the Series C Agreement and/or the equivalent number (on an as-converted


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basis) of shares of Common Stock of the Company issued upon the conversion of such shares of Series B Stock or Series C Stock ("CONVERSION STOCK") the Company will:

                      (a) Annual Reports. Furnish to such Investor, as soon as practicable and in any event within 90 days after the end of each fiscal year of the Company, annual financial statements including a consolidated Balance Sheet as of the end of such fiscal year, a consolidated Statement of Income and a consolidated Statement of Cash Flows of the Company and its subsidiaries for such year, and a Statement of Shareholders' Equity for such year, setting forth in each case in comparative form the figures from the Company's previous fiscal year (if any), all prepared in accordance with generally accepted accounting principles and practices and audited by nationally recognized independent certified public accountants; provided that notwithstanding the foregoing, with respect to the initial audited annual financial statements of the Company to be furnished hereunder, the Company shall have 180 days to furnish such financial statements to such Investor, and

                      (b) Quarterly Reports. Furnish to such Investor as soon as practicable, and in any case within forty-five (45) days of the end of each fiscal quarter of the Company (except the last quarter of the Company's fiscal year), quarterly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Income and an unaudited Statement of Cash Flows;

               1.2 Confidentiality. Each Investor agrees to hold all information received pursuant to this Section 1 in confidence, and not to use or disclose any of such information to any third party, except to the extent such information may be made publicly available by the Company.

               1.3 Termination of Certain Rights. The Company's obligations under Section 1.1 above will terminate upon the closing of the Company's initial public offering of Common Stock pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended (the "Securities Act").

        2. REGISTRATION RIGHTS.

               2.1 Definitions. For purposes of this Section 2:

                      (a) Registration. The terms "REGISTER," "REGISTRATION" and "REGISTERED" and refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

                      (b) Demand Registrable Securities. The term "DEMAND REGISTRABLE SECURITIES" means: (1) all the shares of Common Stock of the Company issued or issuable upon the conversion of any shares of Series B Stock issued under the Series B Agreement or any shares of Series C Stock issued under the Series C Agreement as such agreement(s) may hereafter be amended from time to time; and (2) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security


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which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1) of this subsection (b); excluding in all cases, however, any Demand Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Demand Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

                      (c) Demand Registrable Securities. The number of shares of "DEMAND REGISTRABLE SECURITIES THEN OUTSTANDING" shall mean the number of shares of Common Stock which are Demand Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

                      (d) Additional Registrable Securities. The term "ADDITIONAL REGISTRABLE SECURITIES" means: (1) all the shares of Common Stock of the Company issued or issuable upon the conversion of the shares of Series A Stock now held by the Shareholders and set forth in Exhibit B attached hereto;
(2) the shares of Common Stock now held by the Shareholders and set forth in Exhibit B attached hereto (the shares of Series A Stock and Common Stock held by the Shareholders are sometimes referred to herein as the "SHAREHOLDERS' SHARES"); and (3) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1) or (2) of this subsection (d); excluding in all cases, however, any Additional Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Additional Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

                      (e) Registrable Securities. "REGISTRABLE SECURITIES" shall mean Demand Registrable Securities and Additional Registrable Securities.

                      (f) Holder. For purposes of this Section 2 and Sections 3 and 4 hereof, the term "HOLDER" means any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Series A Stock, Series B Stock, or Series C Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; provided, further, that a holder of Additional Registrable Securities (as defined in Section 2.1(d)) shall not be a Holder with respect to such Additional Registrable Securities for purposes of Sections 2.2, 2.4 or 3 of this Agreement; and provided, further, that the Company shall in no event be obligated to register shares of Series A Stock, Series B Stock, or Series C Stock and that Holders of Registrable Securities will not be required to convert their shares of Series A Stock, Series B Stock, or Series C Stock into Common Stock in order to exercise the


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registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

                      (g) Form S-3. The term "FORM S-3" means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                      (h) SEC. The term "SEC" OR "COMMISSION" means the U.S. Securities and Exchange Commission.

               2.2 DEMAND REGISTRATION.

                      (a) Request by Holders. If the Company shall receive at any time after the earlier of (i) July 5, 2002, or (ii) six (6) months after the effective date of the Company's initial public offering of its securities pursuant to a registration filed under the Securities Act, a written request from the Holders of at least 2,100,000 shares (on a common equivalent basis) of the Demand Registrable Securities that the Company file a registration statement under the Securities Act covering the registration of Demand Registrable Securities pursuant to this Section 2.2, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request "REQUEST NOTICE") to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Demand Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.2; provided that the Demand Registrable Securities requested by all Holders to be registered pursuant to such request must either
(i) be at least fifty percent (50%) of all Demand Registrable Securities then outstanding or (ii) have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than $5,000,000 (or $10,000,000 if such requested registration is the initial public offering of the Company's stock registered under the Securities Act).

                      (b) Underwriting. If the Holders initiating the registration request under this Section 2.2 ("INITIATING HOLDERS") intend to distribute the Demand Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his Demand Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Demand Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all


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Holders of Demand Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Demand Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Demand Registrable Securities on a pro rata basis according to the number of Demand Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Demand Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Demand Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

                      (c) Limitations. The Company is obligated to effect only two (3) such registrations pursuant to this Section 2.2. The Company shall not be obligated to effect a registration pursuant to this Section 2.2 during the six month period commencing with the effective date of any registration of the Company filed under the Securities Act.

                      (d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

                      (e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters' discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder's proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering and the fees and disbursements of any counsel for the participating Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Demand Registrable Securities to be registered, unless the Holders of a majority of the Demand Registrable Securities then outstanding agree to forfeit their right to one (1) demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Demand Registrable Securities); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such


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material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to this Section 2.2.

               2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                      (a) Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to shareholders exercising any demand registration rights, second to the Company, third, to each of the Holders requesting inclusion of their Demand Registrable Securities in such registration statement on a pro rata basis based on the total number of Demand Registrable Securities then held by each such Holder, and fourth to each of the Holders requesting inclusion of their Additional Registrable Securities in such registration statement on a pro rata basis based on the total number of Additional Registrable Securities then held by each such Holder; provided, however, that the right of the underwriters to exclude shares from the registration and underwriting as described above shall be restricted so that the number of Demand Registrable. Securities included in any such registration is not reduced below twenty-five percent (25%) of the shares included in the registration except for a registration relating to the Company's initial public offering, from which all Demand Registrable Securities may be excluded. If any Holder


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disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Holder", and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder", as defined in this sentence.

                      (b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.3 (excluding underwriters' and brokers' discounts and commissions), including, without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company.

               2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Demand Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Demand Registrable Securities owned by such Holder or Holders, then the Company will:

                      (a) Notice. Promptly give written notice of the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders of Demand Registrable Securities; and

                      (b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Demand Registrable Securities as are specified in such request, together with all or such portion of the Demand Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                         (1) if Form S-3 is not available for such offering;

                         (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Demand Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000 (after deduction of commissions and expenses);

                         (3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously


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        detrimental to the Company and its shareholders for such Form S-3
        Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve month period for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 2.4;

                         (4) if the Company has, within the six (6) month period immediately preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 2.4; or

                         (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Demand Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration.

                      (c) Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.4 (excluding underwriters' or brokers' discounts and commissions), including without limitation all filing, registration and qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company.

                      (d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.

               2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

                (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable, diligent efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

                (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the


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        disposition of the Registrable Securities owned by them that are included in such registration.

                (d) Use reasonable, diligent efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                (g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the, Holders requesting registration of Registrable Securities and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

               2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or
2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.


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               2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

               2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

                      (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "1934 ACT"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a "VIOLATION"):

                         (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                         (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                         (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                      (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company


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
within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holders partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, and provided further that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

                      (c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

                      (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "FINAL PROSPECTUS"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                      (e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                      (f) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

               2.9 "MARKET STAND-OFF." Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided however that:

                         (a) such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement; and

                         (b) all executive officers and directors of the Company then holding Common Stock of the Company enter into similar agreements.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

               2.10 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

                         (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

                         (b) Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

                         (c) So long as a Holder owns any Registrable
        Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the 1934 Act (at any time after it has become subject to the reporting requirements of the 1934 Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the 1934 Act).

               2.11 TERMINATION OF THE COMPANY'S OBLIGATIONS. The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to: (i) any request or requests for registration made by any Holder on a date more than five (5) years after the closing date of the Company's initial public offering; or (ii) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.2, 2.3 or 2.4 if, in the opinion of counsel to the Company addressed in writing to the Holder, all such Registrable Securities proposed to be sold by a Holder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

        3. RIGHT OF FIRST REFUSAL.

               3.1 GENERAL. For so long as any Investor holds at least 100,000 shares of Series B Stock issued under the Series B Agreement and/or at least 300,000 shares of Series C

Stock issued under the Series C Agreement and/or the equivalent number (on an as-converted basis) of shares of Conversion Stock (each such Investor being hereinafter referred to as a "RIGHTS HOLDER"), such Rights Holder shall have the right of first refusal to purchase such Rights Holders Pro Rata Share (as defined below), of all (or any part) of any "New Securities" (as defined in
Section 3.2) that the Company may from time to time issue or offer to sell after the date of this Agreement. A Rights Holders "PRO RATA SHARE" for purposes of this right of first refusal is the ratio of (a) the number of Demand Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(f)), to (b) the number of "COMMON STOCK EQUIVALENTS Outstanding," which shall be the sum of (i) the total number of shares of Common Stock then outstanding plus (ii) the total number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock or other securities convertible into or exchangeable for shares of Common Stock that are then outstanding plus (iii) the total number of shares of Common Stock that are issuable upon the exercise of then outstanding warrants, options or other rights to purchase or acquire (x) shares of Common Stock or (y) securities convertible into or exchangeable for shares of Common Stock (assuming the full conversion or exchange into Common Stock of all such warrants, options or other rights to purchase or acquire securities convertible into or exchangeable for shares of Common Stock).

               3.2 NEW SECURITIES. "NEW SECURITIES" shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided however, that the term "New Securities" does not include:

                         (i) a cumulative total from inception up to 7,390,281 shares of the Company's Common Stock (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to incentive agreements or plans approved by the Board of Directors of the Company;

                         (ii) any shares of Series C Preferred Stock issued under the Series C Agreement, as such agreement may be amended;

                         (iii) any securities issuable upon conversion of or with respect to any then outstanding shares of Series A Stock, Series B Stock, or Series C Stock of the Company;

                         (iv) any securities issuable upon exercise or conversion of any securities, if such securities were first offered to the Rights Holders hereunder,

                         (v) shares of the Company's Common Stock or Preferred Stock issued in connection with any stock split or stock dividend;

                         (vi) securities offered by the Company to the public pursuant to a registration statement filed under the Securities Act;

                         (vii) shares of Common Stock (or options, warrants, or rights therefor) which are issued to equipment lessors, landlords, financial institutions and other providers of goods and services to the Company pursuant to agreements or other arrangements approved by the Board; provided, that at the time of each such issuance, such shares of Common Stock (or options, warrants, or rights therefor), together with all like issuances since the date of this Agreement (net of any repurchases of such shares by the Company and net of any such expired or terminated options, warrants or rights), shall not exceed one and five tenths percent (1.5%) of the Common Stock Equivalents Outstanding at the time of such issuance;

                         (viii) securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or Series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity.

               3.3 PROCEDURES. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder written notice of its intention to issue New Securities (the "NOTICE"), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have ten (10) days from the date of mailing of any such Notice to agree in writing to purchase such Rights Holder's Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holders Pro Rata Share). If any Rights Holder fails to so agree in writing within such ten (10) day period to purchase such Rights Holder's full Pro Rata Share of an offering of New Securities (a "NONPURCHASING HOLDER"), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a "PURCHASING HOLDER") written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Rights Holder's full Pro Rata Share of such offering of New Securities (the "OVERALLOTMENT NOTICE"). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders' unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Rights Holders, at any time within five (5) days after receiving the Overallotment Notice.

               3.4 FAILURE TO EXERCISE. In the event that the Rights Holders full to exercise in full the right of first refusal within such ten (10) plus five (5) day period, then the Company shall have 90 days thereafter to sell the New Securities with respect to which the Rights Holders' rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company's Notice to the

Rights Holders. In the event that the Company has not issued and sold the New Securities within such 90 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

               3.5 TERMINATION. This right of first refusal shall terminate (i) immediately before the closing of the first underwritten sale of Common Stock of the Company to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act, covering the offer and sale of Common Stock to the public at an offering price of at least $6.00 per share (such offering price being subject to proportional adjustment to reflect subdivisions, combinations, stock dividends and similar transactions affecting the number of outstanding shares of Common Stock) for an aggregate gross public offering price (calculated after deduction of underwriters' discounts and commissions) of at least $25,000,000, or (ii) upon (a) the acquisition of all or substantially all the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) or more of the voting power of the corporation or other entity surviving such transaction pursuant to this Section 3.

        4. ASSIGNMENT AND AMENDMENT.

               4.1 ASSIGNMENT. Notwithstanding anything herein to the contrary:

                      (a) Information Rights; Refusal Rights. The rights of an Investor under Sections 1.1 or 3 hereof may be assigned only to a party who acquires from an Investor (or an Investor's permitted assigns) at least that number of shares of Series B Stock, Series C Stock and/or an equivalent number (on an as-converted basis) of shares of Conversion Stock described in Sections
1.1 or 3 hereof, respectively.

                      (b) Registration Rights. The registration rights of a Holder under Section 2 hereof may be assigned to a person who either (i) acquires at least 100,000 shares of Demand Registrable Securities, (ii) acquires at least 100,000 shares of Additional Registrable Securities, (iii) acquires all of the Demand Registrable Securities or Additional Registrable Securities owned by the transferor, or (iv) is a partner or retired partner of a transferor that is a partnership, or a shareholder of a transferor that is a corporation, or the estate of any such partner or shareholder, or (with respect to a transfer by gift, will or intestate succession) is the spouse, lineal descendant or ancestor of a transferor who is a natural person (or a trust for any of the foregoing); provided, however, that the Company is given written notice by the assigning party at the time of such assignment gating the name and address of the assignee and identifying the securities of the Company as to which the rights are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4.

               4.2 AMENDMENT OF RIGHTS. Subject to Section 4.3, any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the

Company and Investors (and/or any of their permitted successors or assigns) holding shares of Series B Stock, Series C Stock and/or Conversion Stock representing and/or convertible into a majority of all the Investors' Shares (as defined below); provided, however, that the piggyback registration rights granted to the Shareholders under Section 2.3 of this Agreement may not be eliminated or materially and adversely changed without the additional written consent of persons holding a majority of the Shareholders' Shares and/or shares of Common Stock issued upon conversion thereof (calculated on an as converted to Common Stock basis); and provided further that the grant to third parties of piggyback registration rights under Section 2.3 hereof on a pari passu basis with the piggyback registration rights of the Shareholders' Shares under Section
2.3 shall not be deemed to be a material and adverse change to the piggyback registration rights of the Shareholders under this Agreement. As used herein, the term "INVESTORS' SHARES" shall mean the shares of Common Stock then issuable upon conversion of all then outstanding shares of Series B Stock issued under the Series B Agreement, plus all then outstanding shares of Series C Stock issued under the Series C Agreement, plus all then outstanding shares of Conversion Stock that were issued upon the conversion of any shares of Series B Stock issued under the Series B Agreement, plus all then outstanding shares of Conversion Stock that were issued upon the conversion of any shares of Series C Stock issued under the Series C Agreement. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.

               4.3 NEW INVESTORS. Notwithstanding anything herein to the contrary, if pursuant to Section 2.2 of the Series C Agreement, additional parties may purchase shares of Series C Stock as "New Investors" thereunder, then each such New Investor shall become a party to this Agreement as an "Investor" hereunder, without the need any consent, approval or signature of any Investor when such New Investor has both: (i) purchased shares of Series C Stock under the Series C Agreement and paid the Company all consideration payable for such shares and (ii) executed one or more counterpart signature pages to this Agreement as an "Investor", with the Company's consent.

        5. ADDITIONAL COVENANTS.

               5.1 DEBT INCURRED. The Company shall obtain the written consent of holders of fifty-five percent (55%) of the Series A Stock, Series B Stock, and Series C Stock, voting together as a single class, which consent shall not be unreasonably withheld, prior to incurring any indebtedness for money borrowed in excess of $500,000; provided that such restriction shall not apply to lines of credit with commercial banks and equipment leases entered into by the Company. This covenant shall terminate upon the same terms and conditions set forth in Section 3.5 hereto.

               5.2 EQUITY ISSUANCE. From the date of this Agreement until January 1, 2000, the Company shall obtain the written consent of holders of fifty-five percent (55%) of the Series A Stock, Series B Stock, and Series C Stock, voting together as a single class, which consent shall not be unreasonably withheld, prior to issuing any equity securities of the Company (or options, warrants or rights therefor) to either Shareholder.

        6. GENERAL PROVISIONS.

               6.1 NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

                         (a) if to an Investor, at such Investors respective address as set forth on Exhibit A hereto.

                         (b) if to the Company, at 46501 Landing Parkway, Fremont, CA 94538.

                         (c) if to a Shareholder, at such Shareholder's address as set forth on Exhibit B hereto.

Any party hereto (and such party's permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

               6.2 ENTIRE AGREEMENT. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes the Prior Rights Agreement and any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereto. This Agreement will amend and restate the Prior Rights Agreement to read as set forth herein, when parties having the right to so amend and restate the Prior Rights Agreement have duly executed it.

               6.3 GOVERNING LAW. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, excluding that body of law relating to conflict of laws and choice of law.

               6.4 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

               6.5 THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

               6.6 SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 4.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

               6.7 CAPTIONS. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

               6.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               6.9 COSTS AND ATTORNEYS' FEES. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

               6.10 ADJUSTMENTS FOR STOCK SPLITS, ETC. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or Series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or Series of stock by such subdivision, combination or stock dividend.

               6.11 AGGREGATION OF STOCK. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE COMPANY:
VIRAGE LOGIC CORPORATION
By: /s/ ADAM KABLANIAN
    -------------------------------
    Adam Kablanian, President

THE SHAREHOLDERS:


/s/ ADAM KABLANIAN                                /S/ ALEXANDER SHUBAT
-------------------------------                   -----------------------------
Adam Kablanian                                    Alexander Shubat


                                 THE INVESTORS:
                                 By:
                                     ------------------------------------------
                                                     [Sign Here]
                                 Name:
                                      -----------------------------------------
                                                    [Please Print]
                                 Title:
                                       ----------------------------------------
                                             [Please Print (if applicable)]
                                 Company Name:
                                              ---------------------------------
                                                  [Please Print (if applicable)]


      [SIGNATURE PAGE TO RESTATED AND AMENDED INVESTORS' RIGHTS AGREEMENT]